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                               LAND O'LAKES, INC.
                                  NEWS RELEASE

For more information contact:
         Pete Simonse               651-481-2092
         Lydia Botham               651-481-2123


                             LAND O'LAKES ANNOUNCES
               RESULTS OF ITS MODIFIED DUTCH AUCTION TENDER OFFER


November 22, 2005 (Arden Hills, Minn.) ... Land O'Lakes, Inc. (the "Company") today announced the results of its "modified Dutch auction" cash tender offer (the "Offer") for up to $150,000,000 in aggregate principal amount of its outstanding 8 3/4% Senior Notes due 2011 (the "Securities"). The Offer expired at midnight, Eastern Standard Time, on November 21, 2005 (the "Expiration Time").

As of the Expiration Time, $159,264,000 aggregate principal amount of Securities had been validly tendered and not withdrawn in the Offer. Land O'Lakes expects to purchase $150,000,000 in aggregate principal amount of Securities at a purchase price of $1,070 per $1,000 principal amount of Securities. The purchase price applies to all Securities validly tendered and accepted for payment pursuant to the Offer. Because the Offer was oversubscribed, Land O'Lakes expects that a pro-ration factor of approximately 94.2% will be applied to all Securities accepted for payment. Land O'Lakes will decrease the principal amount purchased from each tendering holder of Securities to avoid purchasing Securities in a principal amount other than an integral multiple of $1,000. Securities tendered but not accepted for payment by Land O'Lakes will be returned promptly to tendering holders in the manner set forth in the Offer to Purchase. Final determination of the actual aggregate principal amount of Securities to be purchased is subject to final delivery and final confirmation. Land O'Lakes intends to make payment for all securities thus accepted, including accrued interest, out of its available cash on November 23, 2005.

J.P. Morgan Securities Inc. acted as dealer manager, MacKenzie Partners, Inc. acted as the information agent, and U.S. Bank National Association is acting as the depositary in connection with the Offer.


ABOUT LAND O'LAKES

Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O'Lakes does business in all fifty states and more than fifty countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.